UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2024

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 8.01	Other Events

As disclosed in our Current Report on Form 8-K filed on September 23, 2024 (the “Subscription Agreement 8-K”) on September 17, 2024 , Optimus Healthcare Services, Inc. (the “Company”) entered into a subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell up to 2,000 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $2,000,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase up to 36,572,000 shares of the Company’s common stock. The closing of the transaction was subject to certain conditions as mutually agreed upon between the parties. The purchase price was to be paid no later than November 11, 2024. As of the date of this Current Report on Form 8-K, the purchase price has not been received by the Company. The Company has notified the Investor of its breach under the Agreement. The Company is exploring its options and plans to take appropriate actions to preserve and enforce its rights and to pursue available remedies.  The Company cannot give any assurance that it will be able to reach an amicable resolution on a timely basis, on favorable terms, or at all.

In addition, as disclosed in our Current Report on Form 8-K filed on September 13, 2024, on September 10, 2024, the Company entered into the second amendment (the “Amendment”) to the forbearance agreement (the “Forbearance Agreement”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things, (i) Section 1(b) of the Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) November 11, 2024; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the list of Specified Events of Default (as defined in the Amendment) were amended and (iii) the Agent and the Purchasers waived and confirmed the terms of the Qualified Subsequent Financing (as defined in the Notes). As of the date of this Current Report on Form 8-K, the Forbearance Period (as defined in the Forbearance Agreement) has expired and the Company has not cured the Specified Defaults. As a result, the Purchasers have the right to accelerate and declare all or any portion of the Notes to be due and payable. To date, the Purchasers have not provided the Company notice of its intention to accelerate the Notes. The Company has no assurance the Purchasers will not seek to enforce its rights in the future. The Company is currently continuing to work with the Purchasers to address the remaining obligations under the Notes, however, there can be no assurance that any such arrangements will ever materialize or be permissible or sufficient to cover any or all of the obligations under the Notes. If the Company continues not to have sufficient liquidity to pay the principal and interest on the Notes, or the Company is unable to resolve the alleged defaults under the Notes, the foregoing would likely have a material adverse effect on the Company’s liquidity, financial condition and results of operations, and may render the Company insolvent and unable to sustain its operations and continue as a going concern.

 Management is currently reviewing all its strategic alternatives, inclusive of potential new investors, an extension of time under its current Forbearance Agreement, and if the above are unsuccessful, the potential sale or curtailment of some or all of its operations. To that end, on November 13, 2024, the Company received $150,000 governed by a subscription agreement under the same prorata terms as noted in the above $2 million subscription agreement (this agreement will be filed with the Company’s September 30, 2024 Form 10-Q). The Company entered into this subscription agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company agreed to issue and sell 150 shares of the Company’s series C convertible preferred stock (the “Preferred Stock”) for aggregate gross proceeds of $150,000. In connection with the Agreement, the Company also agreed to issue the Investor warrants (the “Warrants”) to purchase 2,742,900 shares of the Company’s common stock. No assurance can be provided that the Company will be able to refinance, restructure or repay our indebtedness or to continue as a going concern.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer and General Counsel

Dated: November 18, 2024

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